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                                    EXHIBIT A
                        TRANSACTIONS IN THE COMMON STOCK

         With respect to the transactions set forth below, all purchases were made by Pebbleton Corporation N.V. and were effected on The Nasdaq Stock Market, Inc., the exchange on which the shares of Common Stock of Dawson Geophysical Company are traded during the 60 days prior to the filing of this Amendment No. 2.



           DATE OF PURCHASE            NUMBER OF SHARES                 PRICE PER SHARE
                                         PURCHASED                           ($)
              03/12/99                     1,000                            7.5000

              03/15/99                       200                            7.8750
                                          14,800                            8.0000
                                          ------
                                          15,000
              03/16/99                     3,700                            8.0625
                                           2,000                            8.1875
                                           6,400                            8.1250
                                          12,000                            8.2500
                                          ------
                                          24,100
              03/17/99                    19,900                            8.4375
                                           5,200                            8.5000
                                          ------
                                          25,100

              03/23/99                     1,000                            8.5000

              03/24/99                     1,300                            8.5000
              03/25/99                     2,800                            8.5000